Exhibit 4.10

Execution Version

SHARE SALE AND PURCHASE AGREEMENT OF CUMBIA AND AEROCAP

***This information is subject to confidential treatment and has been omitted and filed separately with the commission.

This share sale and purchase agreement (the “Agreement”), dated March twenty-three (23) of 2017 (the “Execution Date”) is entered into by and between:

(i)                                     Aeropuerto de Cancun S.A. de C.V. (“PURCHASER”), stock corporation with variable capital, validly incorporated and existing pursuant to the laws of Mexico, having its main domicile in Carretera Cancún Chetumal Km 22, Quintana Roo CP. 77565, represented herein by Adolfo Castro, of legal age, identified with alien identification card G22903428, acting in his capacity as authorized representative duly authorized and having the powers to enter into this Agreement, by means of the granting of powers formalized on May 29, 2014 before the Notary No. 109 of the Federal District, and registered in ledge 1.693 under the number 71.127, as evidenced in Schedule A (Certificate of Existence of PURCHASER and Power of Attorney of the Representative); and

(ii)                                  TAMACO ARNGO Y CIA S.C.A., stock partnership corporation incorporated on November 24, 2013 in the Republic of Colombia, having its main domicile in the city of Medellin, Colombia, recorded before the Chamber of Commerce of Medellin on December 9, 2003, TIN 811042435-2, a company that is currently in good standing, represented by JOSE ROBERTO ARANGO PAVA, with citizenship card number 19.177.325 issued in Bogota, of legal age, domiciled in the city of Medellin, Colombia, acting in his capacity as main managing partner and legal representative (hereinafter “TAMACO”) (as it is evidenced in Schedule B(i), TAMACO Chamber Certificate, JOSE ROBERTO ARANGO PAVA, with citizenship card number 19.177.325 issued in Bogota, of legal age, domiciled in the city of Medellin, Colombia, acting on his own behalf (hereinafter “JRA”) (as evidenced in Schedule B(ii), (JRA Citizenship Card), and M.R. LONDOÑO Y CIA S.C.A., stock partnership corporation initially incorporated as a limited liability company under the corporate name JOSE ROBERTO ARANGO PAVA Y CIA LTDA., on November 3, 1978 in the Republic of Colombia, with main domicile in the city of Medellin, Colombia, recorded before the Chamber of Commerce of Medellin on November 9, 1978, TIN 890.921.677-7, further modified under the corporate name ALSA Y CIA LTDA on November 11, 1995, and finally converted from the corporate form of a limited liability company to a stock partnership corporation incorporated under its current corporate name on December 3, 2003, a company currently in good standing, represented by JOSE ROBERTO ARANGO PAVA with citizenship card number 19.177.325 issued in Bogota, of legal age, domiciled in the city of Medellin, Colombia, who acts on his own behalf as alternate managing parte and Legal Representative (as evidenced in Schedule B(iii), MR Chamber Certificate) (hereinafter “MR”, and collectively with TAMACO and JRA, the “SELLERS”).

[Stamp-COMMISSIONED NOTARY 16 OF BOGOTA-

COAT OF ARMS-NOTARY 16-

MARIA INES REY VARGAS]

[Signed]

[Initialized]

PURCHASER and SELLERS are hereinafter referred to, individually as a “PARTY”, and collectively as the “PARTIES”.

The Parties have agreed to enter into this Agreement, provided the following

RECITALS

1.              WHEREAS JRA and TAMACO are as of the Execution Date, the sole shareholders of the company CUMBIA S.A.S. (hereinafter “CUMBIA”), in the following amounts:

Shareholder	Number of Shares	Interest Percentage
Jose Roberto Arango Pava	82.720.000	11%
TAMACO ARANGO S.C.A.	669.280.000	89%
TOTAL	752.000.000	100%

2.              WHEREAS the SELLERS listed in the foregoing table are the holders, in the amounts indicated, of one hundred percent (100%) of the outstanding shares of CUMBIA, which are currently subscribed and paid-in, and bear the certificates of shares, and the shares represented thereby, free and clear of any encumbrance, seizure, collateral, pledge, or limitation of any nature whatsoever over the property, or the use and full enjoyment thereof.

3.              WHEREAS CUMBIA is a commercial company incorporated by means of private document dated January 21, 2009, recorded in the Chamber of Commerce of Medellin on January 29, 2009 in ledger 9, under the number 980, having its main domicile in the city of Medellin, TIN 900.263.321-2, a company that is currently in good standing, represented by JOSE ROBERTO ARANGO PAVA, with citizenship card number 19.177.325 issued in Bogota, of legal age, domiciled in the city of Medellin, Colombia (as evidenced in Schedule C3, CUMBIA Chamber Certificate).

4.              WHEREAS CUMBIA and MR are, as of the Execution Date, directly or indirectly the sole shareholders of the company AEROCAP S.A.S. (hereinafter “AEROCAP”), in the following amounts:

Shareholder	Number of Shares	Interest Percentage
CUMBIA S.A.S.	2.992.829	80%
MR LONDOÑO Y CIA S.C.A.	750.000	20%
TOTAL	3.742.829	100%

5.              WHEREAS the SELLERS listed in the foregoing table are the holders of one hundred percent (100%) of the outstanding shares of AEROCAP, which are currently subscribed and paid-in, and bear the certificates of shares of AEROCAP that represent their shareholding interest, free and clear of any encumbrance, seizure, collateral, pledge, or limitation of any nature whatsoever over the property, or the use and full enjoyment thereof.

6.              WHEREAS AEROCAP is a commercial company incorporated by means of private document dated November 20, 2009, initially recorded before the Chamber of Commerce of Bogota on November 24, 2009, and subsequently in the Chamber of Commerce of Medellin on March 15, 2011, in ledger 9 under the number 4259, having its main domicile in the city of Medellin, TIN 900.325.264-8, a company that is currently in good standing, represented by JOSE ROBERTO ARANGO PAVA, with citizenship card number 19.177.325 issued in Bogota, of legal age, domiciled in the city of Medellin, Colombia (as evidenced in Schedule C6, AEROCAP Chamber Certificate).

7.              Whereas on March 13, 2008, the Unidad Administrativa de la Aeronautica Civil and the Public Establishment Olaya Herrera Airport (hereinafter “AOH”), acting as grantors and the Sociedad Operadora de Aeropuertos Centro Norte S.A. —OACN S.A.- AIRPLAN S.A. (hereinafter “AIRPLAN” or the “Concessionaire”), entered into the Concession Agreement No. 8000011-OK dated March 13, 2008 (the “Concession Agreement”), and subsequently, by virtue of the Decrees Law 4164 of 2011 and 4165 of 2011, the Agencia Nacional de Infraestructura-ANI (the “ANI” for its acronym in Spanish) assumed the capacity as grantor in the Concession Agreement, subrogating the AEROCIVIL in the competences referred to in the contract management, which was consummated by means of Resolution No. 06055 dated October 31, 2013, issued by the AEROCIVIL, and concluded on December twenty-six (26) of said year, with the execution of the Minutes of Delivery and Receipt of the abovementioned Concession Agreement by the legal representatives of ANI and AEROCIVIL, commencing therefore the contract management by ANI.

8.              Whereas AEROCAP is the holder of TEN MILLION (10.000.000) ordinary shares of the company AIRPLAN, which, as of the Execution Date, represent, in the aggregate, ten percent (10%) of the outstanding shares of AIRPLAN, and holds the certificates for said shares, and the shares represented thereby, free and clear of any encumbrance, seizure, collateral, pledge or limitation of any nature whatsoever over the property, or the use and full enjoyment thereof, except for those expressly provided in the bylaws of AIRPLAN and in the Concession Agreement.

9.              Whereas on August 25 and September 22 of 2016, the Board of Directors of AIRPLAN approved by means of minutes no. 128 and 129, the issuance and placement of 19.518.000 registered ordinary shares of this company, and the corresponding Rules for Issuance and Placement of Shares of the company AIRPLAN, within which AEROCAP is required to pay to AIRPLAN the total amount of ONE BILLION NINE HUNDRED FIFTY-ONE MILLION EIGHT HUNDRED THOUSAND PESOS (COP$1.951.800.000) in four installments, as follows: (i) COP$650.600.000, at the latest, on January 2, 2017 (which were paid on December 28, 2016), (ii) COP$433.733.400, at the latest, on March 22, 2017 (which were paid in March 16, 2017), (iii) COP$433.733.300, at the latest, on July 22, 2017, and (iv) COP$433.733.300, at the latest, on September 22, 2017, there being a balance to be paid of EIGHT HUNDRED SIXTY-SEVEN MILLION, FOUR HUNDRED SIXTY-SIX THOUSAND SIX HUNDRED PESOS (COP$867.466.600) on the Execution Date (the “Outstanding Installments”).

10.       Whereas considering the Outstanding Installments, as of the Execution Date, AEROCAP holds: (i) NINE MILLION ONE HUNDRED THIRTY-TWO THOUSAND FIVE HUNDRED THIRTY-THREE (9.132.533) ordinary shares issued by the company AIRPLAN, subscribed and paid in full, and (ii) EIGHT HUNDRED THOUSAND SHARES FOUR HUNDRED SIXTY-SEVEN (867.467) ordinary shares that have been subscribed and unpaid.

11.       WHEREAS AEROCAP is a party to the PROCAPEX Consortium established on October 22, 2008 by the original members of AIRPLAN (hereinafter “PROCAPEX”), amended in 9 occasions and assigned to AEROCAP by means of amending minutes no. 2 dated December 15, 2010 (in a 5%), no. 3 dated April 4, 2011 (in an additional 1%) and lastly, no. 9 dated September 28, 2016 (in an additional 4%), consolidating a total ten percent (10%) of interest in PROCAPEX.

12.       WHEREAS as of the Execution Date, AEROCAP has an account payable in favor of TAMACO for an amount of ONE BILLION SIX HUNDRED SEVENTY FOUR MILLIONS, ONE HUNDRED SEVENTY THOUSAND FOUR COLOMBIAN PESOS (COP$1.674.170.304) (the “AEROCAP Debt with TAMACO”) and CUMBIA has an account payable in favor of TAMACO for an amount of SIXTY-FIVE MILLION THREE HUNDRED NINE THOUSAND NINETY-THREE COLOMBIAN PESOS (COP$65.309.093) (the “CUMBIA Debt with TAMACO”), which shall be paid as part of the transaction, with the direct payment by PURCHASER and discounted at Closing from the total price, being the Purchaser replaced in said credits.

13.       WHEREAS as of the Closing Date, the only assets of AEROCAP will be the TEN MILLION (10.000.000) shares of AIRPLAN, and the 10% interest in PROCAPEX, and except for the AEROCAP Debt with TAMACO, and the matters referring to PROCAPEX, AEROCAP will have no liability whatsoever with third parties, nor legal, labor, fiscal or tax obligations or obligations of any other nature whatsoever.

14.       WHEREAS as of the Closing Date, the only assets that CUMBIA will hold will be the shares representing 80% of the capital of AEROCAP, and except for the CUMBIA Debt with TAMACO, and the matters referring to any liability that could result from its capacity as a party to the consortium with an interest of 2% in PROCAPEX between April 4, 2011 and December 28, 2016 (date in which its interest in PROCAPEX was assigned to AEROCAP), CUMBIA will have no liability whatsoever with third parties, nor legal, labor, fiscal or tax obligations or obligations of any other nature whatsoever.

15.       WHEREAS PURCHASER intends to directly purchase, through a fiduciary estate that it will establish in Colombia between the Execution Date and the Closing Date, and of which it shall be the real beneficiary (the “FIDUCIARY ESTATE”), the ownership of 100% of the CUMBIA Shares and 20% of the AEROCAP Shares (and indirectly, 80% of the remaining shares of AEROCAP owned by CUMBIA) and SELLERS intend to sell to PURCHASER such shares in the manner and amounts indicated in this Agreement, for which they have agreed to enter into this Agreement, to formalize the transaction in the terms and conditions described herein.

16.       WHEREAS PURCHASER has the sufficient funds to fulfill this Agreement in the form, terms and conditions agreed therein.

THEREFORE, in consideration to the above recitals, the Parties, with the intention to be legally bound, agree as follows:

ARTICLE I. SALE AND PURCHASE OF THE CUMBIA AND AEROCAP SHARES

Section 1.01 Sale and purchase of the CUMBIA and AEROCAP Shares (Purpose and Price) and Closing

[***](1)

Section 1.02 Form of Payment of the Price

[***]

Section 1.03 Closing Mechanism

To the extent that each PARTY has satisfied the Conditions Precedent to the Obligation to Close of the other PARTE referred to in ARTICLE II, the Parties shall proceed to consummate the Closing, on the Closing Date, in accordance with the following mechanism:

(a)                                 PURCHASER shall pay the Price to SELLERS, in the amounts and terms indicated in Section 1.02 of this Agreement.

(b)                                 Concurrently with the foregoing, SELLERS shall transfer the Shares to the FIDUCIARY ESTATE, as follows: (i) by way of a sale and free and clear of any encumbrance, the full and complete ownership over the CUMBIA Shares paid in full, and (ii) by way of a sale and free and clear of any encumbrance, the full and complete ownership over the MR Shares in AEROCAP paid in full. Also, SELLERS shall deliver to the FIDUCIARY ESTATE the certificates of the CUMBIA Shares and the MR Shares in AEROCAP, duly endorsed and with the corresponding instruments of transfer, as well as the shareholders registry ledger of both CUMBIA and AEROCAP, in which the record of PURCHASER as holder of the CUMBIA Shares and the MR Shares in AEROCAP is evidenced. Upon the completion of the foregoing, the FIDUCIARY ESTATE shall acquire, by way of sale and purchase, the ownership over the CUMBIA Shares and the MR Shares in AEROCAP.

(c)                                  Concurrently with the foregoing, o immediately thereafter, the PARTIES shall deliver the following documents at Closing (the “Closing Deliverables”):

(i)                                     SELLERS shall deliver to PURCHASER:

(1)  ***This information is subject to confidential treatment and has been omitted and filed separately with the commission.

1)             The certificates, duly executed by the legal representatives of AEROCAP and CUMBIA, referred to in Section 2.01(b) and 2.01(c) of this Agreement.

2)             The irrevocable resignation letters duly executed by all legal representatives of CUMBIA and AEROCAP, and the corresponding corporate resolutions designating the new legal representatives of CUMBIA and AEROCAP appointed in writing by PURCHASER;

3)             The share certificates of the AIRPLAN Shares owned by AEROCAP and the share certificates of the AEROCAP Shares owned by CUMBIA; and

4)             The certificate issued by PROCAPEX on the closest possible date to the Closing Date, listing the accounts collectible and payable of AEROCAP.

(ii)                                  PURCHASER shall deliver to SELLERS:

1)                The letters of acceptance duly executed by all new legal representatives appointed in CUMBIA and AEROCAP; and

2)                The certificates duly executed by the authorized representative of PURCHASER referred to in Section 2.02(b) of this Agreement.

(iii)                               Each PARTY shall deliver to the other PARTY any other documents that are reasonably necessary for the consummation of the Sale and Purchase and other transactions contemplated in this Agreement.

ARTICLE II. CONDITIONS PRECEDENT

Section 2.01 Conditions Precedent to Purchaser’s Obligation to Close.

PURCHASER’S obligation to Close is subject to the satisfaction, in all material aspects, or waiver by PURCHASER, of the following conditions (the “Conditions Precedent to Purchaser’s Obligation to Close”):

(a)                                 No ruling of a court or governmental authority shall have been issued, promulgated or proffered with legal powers sufficient for such to restrict, on a temporary or permanent basis, or having as purpose or producing as an effect thereof, to prohibit, suspend or impede, the consummation of Closing.

(b)                                 SELLERS shall have delivered, electronically or in person, to PURCHASER, all the account, financial and tax information, as well as the AEROCAP and CUMBIA documents, including the audited financial statements and the official ledgers of the company, as well as the recording of PURCHASER in each shareholders registry ledger.

(c)                                  SELLERS shall have certified in writing, at the Closing Date, by means of a communication sent by the Legal Representative of AEROCAP to PURCHASER:

(i)                                     That AEROCAP does not have or hold any liability whatsoever, existing or contingent, except for the liabilities or contingencies resulting from the AEROCAP Debt with TAMACO (subrogated in the PURCHASER on Closing) and its interest in PROCAPEX, given its nature as a consortium, corresponding to 5% since December 15, 2006, and to 6% as from April 4, 2011, and lastly to 10% since September 28, 2016.

(ii)                                  That the only assets held or owned by AEROCAP are the 10.000.000 shares of AIRPLAN and the 10% interest in PROCAPEX.

(iii)                               That AEROCAP is not currently, nor has ever been, a party to any employment agreement whatsoever.

(iv)                              That except for the agreement for the checking account (which has no overdraws whatsoever as of the date hereof) with Bancolombia, and the obligations deriving from its interest in PROCAPEX, AEROCAP has no agreement whatsoever in place, producing any obligation whatsoever before third parties.

(v)                                 That there are no litigations nor pending claims against AEROCAP, nor against SELLERS or the assets thereof, that could prevent or impart the fulfillment of the obligations assumed by virtue of this Agreement, and that subject to the terms and conditions of this Agreement, neither the execution nor the performance nor the fulfillment of this Agreement, nor the consummation of the transactions contemplated therein, (1) will constitute a violation or a breach of an agreement entered into between AEROCAP and/or SELLERS and a third party, (2) are in conflict with or constitute (with or without the pass of time or notice) a breach of an agreement, deed or material obligation to which AEROCAP and/or SELLERS are a party, and that could materially adversely affect the fulfillment of the obligations contained in this Agreement, or (3) shall constitute a violation of an applicable rule, regulation, administrative or judicial order.

(vi)                              That as of the Closing Date, AEROCAP is the holder of TEN MILLION (10.000.000) AIRPLAN Shares.

(vii)                           That SELLERS have obtained a report of outstanding amounts from the national and municipal tax authorities, in which it shows PURCHASER that AEROCAP does not have fiscal or tax liabilities with any authority whatsoever, and such report is delivered to PURCHASER.

(d)                                 SELLERS shall have certified in writing, at the Closing Date, by means of a communication sent by the Legal Representative of CUMBIA to PURCHASER:

(i)                                     That CUMBIA does not have or hold any liability whatsoever, existing or contingent, except for the liabilities or contingencies resulting from the CUMBIA Debt with TAMACO (subrogated in the PURCHASER on Closing) and any matter referring to the liability that may derive from its capacity as a party to the consortium with a 2% interest in PROCAPEX, between April 4, 2011 and December 28, 2016 (date in which its interest in PROCAPEX was assigned to AEROCAP).

(ii)                                  That the only assets held or owned by CUMBIA are the shares of AEROCAP that represent 10% interest in the capital of AEROCAP.

(iii)                               That CUMBIA is not currently, nor has ever been, a party to any employment agreement whatsoever.

(iv)                              That has no agreement whatsoever in place, producing any obligation whatsoever before third parties, except for those deriving from the agreement for the checking account (which has no overdraws whatsoever as of the Closing Date) with Bancolombia.

(v)                                 That there are no litigations nor pending claims against CUMBIA, nor against SELLERS or the assets thereof, that could prevent or impart the fulfillment of the obligations assumed by virtue of this Agreement, and that subject to the terms and conditions of this Agreement, neither the execution nor the performance nor the fulfillment of this Agreement, nor the consummation of the transactions contemplated therein, (1) will constitute a violation or a breach of an agreement entered into between CUMBIA and/or SELLERS and a third party, (2) are in conflict with or constitute (with or without the pass of time or notice) a breach of an agreement, deed or material obligation to which CUMBIA and/or SELLERS are a party, and that could materially adversely affect the fulfillment of the obligations contained in this Agreement, or (3) shall constitute a violation of an applicable rule, regulation, administrative or judicial order.

(vi)                              That SELLERS have obtained a report of outstanding amounts from the national and municipal tax authorities, in which it shows PURCHASER that CUMBIA does not have fiscal or tax liabilities with any authority whatsoever, and such report is delivered to PURCHASER.

(e)                                  SELLERS shall have met the representations and warranties set forth in this Agreement.

Section 2.02 Conditions Precedent to Sellers’ Obligation to Close

The obligations of SELLERS to consummate the Closing are subject to the satisfaction, in all material aspects, or waiver by SELLERS, of the following conditions (“Conditions Precedent to SELLERS’S obligation to Close”):

(a)                                 No ruling of a court or governmental authority shall have been issued, promulgated or proffered with legal powers sufficient for such to restrict, on a temporary or permanent basis, or having as purpose or producing as an effect thereof, to prohibit, suspend or impede, the consummation of Closing.

(b)                                 PURCHASER shall have certified in writing, by means of a communication addressed to the Legal Representatives of SELLERS, that no litigation or pending claims exist against PURCHASER, or against the assets thereof, which could impede or affect the fulfillment of the obligations assumed by virtue of this Agreement, and that, subject to the terms and conditions of this Agreement, neither the execution nor the performance nor the fulfillment of this Agreement, nor the consummation of the transactions contemplated therein, (1) will constitute a violation or a breach of an agreement entered into between PURCHASER and/or SELLERS and/or a third party, (2) are in conflict with or constitute (with or without the pass of time or notice) a breach of an agreement, deed or material obligation to which PURCHASER is a party, and that could materially adversely affect the fulfillment of the obligations contained in this Agreement, or (3) shall constitute a violation of an applicable rule, regulation, administrative or judicial order.

(c)                                  PURCHASER shall have met the representations and warranties set forth in this Agreement.

ARTICLE III. REPRESENTATIONS, WARRANTIES AND DECLARATIONS OF SELLERS

SELLERS represent and warrant to PURCHASER, as of the Execution Date (except for the exceptions contained in this Agreement) and at the Closing Date, as applicable, the following:

Section 3.01 Due Organization

SELLERS have been validly incorporated and organized; exist and are currently in good standing under the applicable laws of the Republic of Colombia. SELLERS have full powers and capacity to enter into this Agreement and to perform their obligations thereunder.

Also, CUMBIA and AEROCAP have been validly incorporated and organized; exist and are currently in good standing under the applicable laws of the Republic of Colombia.

Section 3.02 Title over the CUMBIA Shares

All CUMBIA Shares: a) are recorded under the name of SELLERS and are free and clear of any encumbrance, and b) have been duly authorized and validly issued, are paid in full and have no obligation for additional payments, were offered, issued, subscribed, sold and delivered pursuant to all applicable laws that govern the issuance of said shares, and were not issued in violation of (or subject to) a preemptive right, purchase option, call option, subscription right, preemptive right in the negotiation, or to any other similar right. Except for the express provisions contained in the bylaws of CUMBIA, there are no options, preemptive rights in the negotiation, rights to acquire (warrants), convertible securities or any other right, agreement, arrangement or undertaking relating to the CUMBIA Shares, nor requiring SELLERS to issue or sell any other CUMBIA Share to any Person.

Section 3.03 Title over the AEROCAP Shares

All AEROCAP Shares: a) are recorded under the name of SELLERS and CUMBIA and are free and clear of any encumbrance, and b) have been duly authorized and validly issued, are paid in full and have no obligation for additional payments, were offered, issued, subscribed, sold and delivered pursuant to all applicable laws that govern the issuance of said shares, and were not issued in violation of (or subject to) a preemptive right, purchase option, call option, subscription right, preemptive right in the negotiation, or to any other similar right. Except for the express provisions contained in the bylaws of AEROCAP, there are no options, preemptive rights in the negotiation, rights to acquire (warrants), convertible securities or any other right, agreement, arrangement or undertaking relating to the AEROCAP Shares, nor requiring SELLERS to issue or sell any other AEROCAP Share to any Person.

Section 3.04 Full Ownership over the AEROCAP and CUMBIA Shares

At Closing, PURCHASER, through the FIDUCIARY ESTATE (or of the purchased assets), shall be the direct or indirect holder, pursuant to the provisions set forth in this Agreement, of the full ownership of one hundred percent (100%) of the AEROCAP Shares and of one hundred percent (100%) of the CUMBIA Shares.

Section 3.05 Financial Statements of AEROCAP and CUMBIA

The financial statements of AEROCAP and CUMBIA are true. As of the Closing Date, the only assets (and liabilities) of AEROCAP are the AIRPLAN Shares and the rights and obligations (including accounts collectable and accounts payable to PROCAPEX) that derive from the interest held in PROCAPEX. At the Closing Date, the only assets of CUMBIA are the AEROCAP Shares and CUMBIA has no liabilities.

Schedule 3.05 includes a true and complete copy of all final and certified financial statements of AEROCAP and CUMBIA as of December 31, 2016, which include, in the case of AEROCAP, among others, the balance sheet, profit and loss statement, cash flow statement and the statement of changes in equity, as well as the notes thereto and the fiscal auditor report and, for the case of CUMBIA, the financial statements have been duly executed and certified by a public accountant of the Republic of Colombia, for said date (Schedule 3.05, the “Financial Statements”).

The Financial Statements (a) were prepared pursuant to the accounting principles that are applicable in Colombia, (b) are complete and correct in all their aspects, (c) were prepared according to the accounting books of AEROCAP and CUMBIA, respectively, (d) fairly represent all litigations, claims, contingencies, liabilities and losses of AEROCAP and CUMBIA, respectively, as of the dates and periods comprised therein, and (e) fairly represent the financial condition, as well as the results of the operations and the cash flows of AEROCAP and CUMBIA, respectively, in all their aspects, as of the dates and periods comprised therein. As from December 31, 2016 and until the Closing Date, no changes have occurred on the amounts recorded in the Financial Statements that adversely affect AEROCAP and/or CUMBIA, respectively.

Section 3.06 Capitalization of AIRPLAN by AEROCAP and Accounts payable by CUMBIA and AEROCAP to TAMACO

At the Closing Date, SELLERS represent and warrant that: (i) they shall have caused AEROCAP to pay the Outstanding Installments to AIRPLAN, (ii) any outstanding taxes shall have been paid prior to the Closing Date, and (iii) the AEROCAP Debt with TAMACO and the CUMBIA Debt with TAMACO, shall be fully and absolutely paid (and subrogated in PURCHASER) with the payment of the Price in the terms set forth in Section 1.02.

Section 3.07 Title of the AIRPLAN Shares

All AIRPLAN Shares owned by AEROCAP: a) are recorded under the name of SELLER and are free and clear of any encumbrance, and b) have been duly authorized and validly issued, at the Closing Date shall be paid in full, (c) were offered, issued, subscribed, sold and delivered pursuant to all applicable laws that govern the issuance of said shares, without violating any option to purchase or sell, subscription right, preemptive right in the negotiation, or any other similar right.

ARTICLE IV. REPRESENTATIONS, WARRANTIES AND DECLARATIONS OF PURCHASER

PURCHASER represents and warrants to SELLERS, at the Closing Date (as applicable) and at the Closing Date, as follows:

Section 4.01 Due Organization

PURCHASER is validly incorporated and organized; exists and is currently in good standing under the applicable laws of the Mexico. PURCHASER has full powers and capacity to enter into this Agreement and to perform its obligations thereunder.

Section 4.02 Origin of the Funds

The funds available to PURCHASER are owned thereby and/or the product of financing granted by duly incorporated financial entities; and originate in sources that lawfully originate in the source of their activities or businesses. Therefore, PURCHASER represents that as of the execution of this Agreement, the funds do not originate in any illegal activity listed in the Colombian Criminal Code or in any other regulation modifying, supplementing or amending it.

Section 4.03 Fiduciary Estate

As f the Closing Date, the FIDUCIARY ESTATE shall be validly established and organized, and it shall exist and be in place under the applicable laws of the Republic of Colombia, and its representative, at Closing, shall have all the powers, capacity and authority to receive the assets that will be transferred, endorsed and delivered thereto by virtue of this Agreement. PURCHASER undertakes to make its best efforts to cause the FIDUCIARY ESTATE, through the trust agent that represents it, to provide all cooperation necessary to timely perform this Agreement.

Section 4.04. Acquisition of AIRPLAN Shares, Usufruct and/or financial and political roves over AIRPLAN shares by PURCHASER

PURCHASER represents that this transaction is part of a series of transactions with direct and indirect shareholders of AIRPLAN, and therefore, PURCHASER represents and warrants that once it has acquired other shares of AIRPLAN, its usufruct and/or the corresponding financial and political rights thereof, it shall act and vote, as applicable, pursuant to the provisions set forth in this Agreement, according to its essence, with the purpose of facilitating the Closing of the Sale and Purchase set forth herein. Considering the foregoing, PURCHASER waives in advance to any claim that derives from inaccuracies in the representations and warranties made by SELLERS in respect of the AIRPLAN Shares and/or the interest of AEROCAP in PROCAPEX that result as a direct or indirect consequence of the actions, voting and/or decisions adopted by PURCHASER as shareholder, usufructuary and/or controller of the financial and political rights of the shares of AIRPLAN. PURCHASER expressly acknowledges and accepts that no modification to the corporate bylaws of AIRPLAN, including an increase to the capital and/or any other change that affects or has the potential to affect the interest of AEROCAP in AIRPLAN, approved after the Execution Date with the direct or indirect participation of PURCHASERS, shall represent any breach whatsoever to the representations, warranties and obligations of SELLERS.

ARTICLE V. SPECIAL LISTS

The Parties acknowledge that the inclusion thereof in the Specially Designated Nationals and Blocked Persons List issued by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) and/or in any other similar list issued by the OFAC, or any other list or investigation of a similar nature issued or published by the Colombian government and/or the Mexican government at any moment throughout the term of this Agreement, shall grant the other Party the right to immediately terminate it without there being place to any indemnization whatsoever in favor of the Party that has been included in said list or made part of the corresponding investigation.

ARTICLE VI. SPECIAL INDEMNITY

During the following five (5) years counted as from the Execution Date, SELLERS are severally liable for any liability, of any nature whatsoever, that materializes in a specific damage and that causes a verifiable net loss in CUMBIA and/or AEROCAP and/or PURCHASER, provided that said damage or loss is a consequence of any action, decision, omission or agreement entered into by CUMBIA and/or AEROCAP prior to the Closing Date. This indemnity includes the liability of AEROCAP and/or CUMBIA as parties to the PROCAPEX consortium (during the applicable term in each case) before third parties, that derive from any action, agreement or decision adopted by PROCAPEX prior to the Closing Date, exclusively in relation to the interest held by AEROCAP and/or CUMBIA in PROCAPEX as of the date of the events that produce or originate said liability.

In any case, in the event of any and all claims against PROCAPEX covered under this indemnity and this Agreement, PURCHASER undertakes to: (i) promptly notify SELLERS, as applicable, about the existence of the claim filed against PROCAPEX so as to enable SELLERS to participate in said defense, (ii) defend AEROCAP and/or CUMBIA in good faith, on a timely and diligent basis, (iii) allow the participation of SELLERS in any settlement decision of PROCAPEX with any third party, in respect of which the corresponding payment would not be paid by third-party funds deriving from insurance policies or compliance bonds, of undertakings of AIRPLAN or of any other source; (iv) to always vote in favor, in case of control, to cause PROCAPEX to (1) refrain from distributing profits or to transfer credits to its parties to the consortium while any claim or contingency is pending, (2) submit all claims and exceptions against third parties and in favor of PROCAPEX on a diligent and timely basis, and (3) respond and pay in good faith, timely and directly, the grounded claims filed against it (and to submit the corresponding claims against insurers or before the applicable third parties on a timely and diligent manner). In no event shall PURCHASER request the compensation or reimbursement of damages or losses under this ARTICLE VI without such damage or loss being net of all remedies available to PROCAPEX for the repair of such damage or loss, provided that such remedies are available and have been solved as of the date of the corresponding claim. If PURCHASER files a claim against SELLER for a damage or loss that is further compensated or reimbursed to PROCAPEX and/or PURCHASER (either by CUMBIA and/or AEROCAP directly) (including, for instance, with funds pending to be paid by a third party or subject to litigation), PURCHASER shall immediately notify and reimburse SELLERS (as applicable), the corresponding amounts.

For clarity purposes, the indemnity set forth herein shall not cover any contingency whatsoever, regardless of their nature and amount, against AEROCAP, when such directly or indirectly derives from, or results of: (a) an action, agreement or decision of PROCAPEX, adopted or amended by PROCAPEX after the Closing Date (or prior to Closing but with the cooperation of PURCHASER).

ARTICLE VII GENERAL PROVISIONS

Section 7.01 Communication and notices

Any notice and other communications that shall be served pursuant to this Agreement shall be made in writing and will be deemed made (i) when delivered in person or via courier, with proof of receipt, (ii) on the fourth day following the date it was sent, if made via certified mail with proof of receipt, or (iii) on the date transmitted, if sent via fax or via e-mail during normal business hours, or on the day following its transmission, if sent outside of business hours, to the parties to the following addresses or fax numbers or e-mails (or to the addresses or fax numbers indicated by a party by means of a notice sent to the other party pursuant to this provision):

if to SELLERS:

TAMACO ARANGO Y CIA S.C.A. and JOSE ROBERTO ARANGO PAVA

Attention: Jose Roberto Arango Pava
Address: Calle 10 No. 56-06, Medellin, Colombia
E-mail: jrarango@odp.com.co always with copy to mariaelisaarango@gmail.com

MR LONDONO Y CIA S.C.A.

Attention: Margarita Rosa Londoño White
Address: Calle 10 No. 56-06, Medellin, Colombia
E-mail: mlondonow@gmail.com always with copy to mariaelisaarango@gmail.com if to PURCHASER

Attention: Adolfo Castro
Telephone: +52 55 5284 0408
Address: Bosque de Alisos 47A Cuarto Piso, Bosques de las Lomas, Mexico D.F. CP 05120
E-mail: acastro@asur.com.mx

or any other e-mail or fax number subsequently specified by the Parties for such purpose by means of a notice sent to the other Parties to this Agreement. Any letter, notice, request or other communication shall be deemed delivered on the date it is received by the addressee thereof, if received before 5:00PM in the place of receipt and if said date is a business day. Otherwise, any letter, notice, request or other communication shall be deemed not delivered until the next business day in the place of receipt.

Section 7.02 Governing Law

This Agreement shall be governed by, and shall be construed in accordance with, the applicable Laws of the Republic of Colombia.

Section 7.03 Construction

The terms defined in this Agreement shall be used irrespectively in plural and singular, with the scope that it is respectively assigned thereto in their definition, in the cases in which said terms appear with capitalized letters.

Any reference made in this Agreement to articles, sections, items and numbers shall be understood to refer, in all cases, to the articles, sections, items and numbers of this Agreement, except as expressly indicated otherwise.

Section 7.04 Confidentiality

The Parties undertake to keep strict confidentiality and therefore to refrain from disclosing the content of this Agreement and the Confidential Information (as defined below). The legal, tax, financial, commercial and accounting information and, in general, any information relating to PURCHASER, SELLERS, AEROCAP, CUMBIA, AIRPLAN, PROCAPEX and the operations thereof, and any information of a confidential nature or being related to the said individuals and legal entities, or their activities, including, without limitation, the practices, procedures, methods, specialized knowledge, know-how, commercial and industrial secrets, data, software, records and specifications, lists of vendors, lists of clients, lists of distributors, client relationships and client information, acquisition and investment strategies, information on personnel, sales, analysis and forecasts, technical specifications, sales or financing procedures or methods, operating procedures, strategic marketing plans and financial operations and methods, information subject to client-attorney privilege or produced by attorneys, equity accounting, tax and fiscal information, and any other information relating to said individuals or legal entities or the activities thereof, or labeled in any manner whatsoever as “confidential” shall be deemed to be confidential information (“Confidential Information”).

In consequence, the Parties agree not to disclose Confidential Information to third parties, investing therein the same level of care usually invested in protecting their own information of equivalent significance, being the following the only exceptions to this principle that will allow the Parties to disclose or use the Confidential Information: (i) whenever it is so required by law or by an order from a competent authority; (ii) when it shall be made available to their officers, directors, employees, agents, professional advisors in connection with the subject matters treated herein, in which case, the Party disclosing such information shall inform the other Party, in detail, the name of said officer, director, employee, agent or professional advisor, his or her position, the company to which he or her is engaged and the reason why the Confidential Information was disclosed thereto, as well as it shall demand that each such person enters into a non disclosure agreement in equal terms to those set forth herein, in favor of the Parties; (iii) when the Parties obtain the Confidential Information by their own means without breaching the provisions set forth herein, or when such is disclosed to them by third parties who, in turn, were not required to keep it confidential; and (iv) when the Confidential Information becomes of public domain, and such event does not result from actions or omissions that are attributable to either Party and which constitute a breach to this Agreement. Notwithstanding the foregoing, in any event listed under (i) to (iv) above, the Parties agree to inform to the addressee of the Confidential Information about the obligations that derive from this Agreement.

This confidentiality obligation shall remain in full force and effect during the term of this Agreement and during 5 more years counted as from the Closing Date.

Without limiting the foregoing, SELLERS represent that they have knowledge of and understand that Purchaser is subject to obligations to disclose relevant information to the public, given its nature of security issuer in stock exchange markets outside the Colombian territory. In consequence, the PARTIES acknowledge and agree that PURCHASER, directly or through its affiliated companies, may disclose to the public the parts of the information of this Agreement and of the terms of negotiation thereof that are strictly necessary to fulfill its legal and regulatory obligations as a security issuer. Due to safety and confidentiality reasons, PURCHASER shall make its best efforts to maintain the confidentiality of all information relating to the identity and finances of SELLERS and their final beneficiaries, without this implying any breach thereby of the obligations of PURCHASER or its controlling companies, to make the pertinent disclosures pursuant to the rules that govern its actions as a security issued outside the Colombian territory.

Any and each press communication or publication mentioning any business contained in this Agreement and to be released by either Party (except for those made by virtue of the fulfillment of applicable regulations pursuant to the provisions set forth under the foregoing paragraph) shall be previously discussed between the Parties, who shall reach an agreement on their release in order for such communications to be made.

For purposes of interpreting this Section 9.04, the confidentiality obligations contained herein shall extend, as applicable to the FIDUCIARY ESTATE, and PURCHASER shall include them in the commercial trust agreement so that the trust agent is under the legal obligation to meet such confidentiality obligations.

Section 7.05 Dispute resolution

(a)         Any disagreement, dispute or controversy deriving from this Agreement or being related hereto shall be solved by an Arbitration Tribunal before the Center of Arbitration and Settlement of the Chamber of Commerce of Bogota (the “Center”), which shall be subject to the Colombian arbitration law applicable at the time the arbitration takes place, except when modified by this clause.

(b)         The tribunal shall be composed of three (3) arbitrators to be mutually designated by the Parties. If this is not possible, the arbitrators shall be designated by the Center from the A list thereof, upon request of either Party. In case no arbitrator of the A list may act as such in this proceeding, they shall be designated by the Center from the general list of arbitrators thereof, under the understanding that in both cases, only those having experience in international merger and acquisition transactions can be designated as arbitrators.

(c)          The seat of the arbitration shall be the city of Bogota, Colombia, and the language of the arbitration shall be Spanish.

(d)         The Tribunal shall rule in law, and the award shall be final and binding for the Parties.

(e)          The award shall be subject to the remedies at law, before any court having competence for such effect.

(f)           When accepting their designation, the arbitrators shall represent to the Parties in writing that they are independent and impartial to act as arbitrators of the dispute or controversy.

(g)          The addresses contained in this Agreement shall be considered for purposes of serving any applicable notice. The matters not regulated herein shall be governed by the applicable Colombian regulations.

Section 7.06 Taxes

(a)         Each PARTY shall borne and be responsible for the legal taxes, rates and contributions that shall be borne thereby pursuant to the Laws or regulations applicable thereto on such matter, as a consequence of the execution of this agreement.

(b)         Each PARTY undertakes to pay, within the terms set forth by the fiscal and tax laws, to the corresponding governmental authority, the legal taxes, rates or contributions that shall be borne thereby as a result of the execution and performance of this agreement.

Section 7.07 General Provisions

The Parties agree that: (a) No failure or delay of either PARTY in its exercise of any right, power or privilege under this Agreement shall operate as a waiver thereof, and no individual or partial exercise thereof shall preclude any other or further exercise thereof, nor the exercise of any other right, power or privilege; (b) This Agreement, together with the Schedules thereto, constitute the entire agreement between the PARTIES in respect of the subject matter hereof, and supersede all prior agreements and understandings, both oral and written, between the Parties in respect of the subject matter hereof; (c) This Agreement, and the rights and obligations that derive therefrom, may not be assigned, in whole or in part, by SELLERS or PURCHASER, without the prior and written consent of the other PARTIES; (d) This Agreement may be executed in counterparts, each of which shall be deemed an original; and (e) If any term, provision, covenant or restriction of this Agreement is rendered invalid, null or unconstitutional by a court of competent jurisdiction or by another authority, the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, and shall not be affected, impaired or invalidated in any manner whatsoever, provided that the financial and legal essence of the transactions contemplated herein does not result substantially adversely affected against either PARTY. Upon such determination, the PARTIES shall negotiate in good faith to modify this Agreement so as to effect the original intent of the PARTIES as closely as possible in an acceptable manner, so that the transactions contemplated hereby be consummated as originally contemplated, to the fullest extent possible.

IN WITNESS WHEREOF, the Parties execute this Agreement on the date first indicated above.

Sellers

[Signed]
JOSE ROBERTO ARANGO PAVA
Acting in his own behalf

[Signed]
TAMAYO ARANGO Y CIA S.C.A.
JOSE ROBERTO ARANGO PAVA
Main Managing Partner
Legal Representative

[Signed]
MR LONDOÑO Y CIA S.C.A.
JOSE ROBERTO ARANGO PAVA
Alternate Managing Partner
Legal Representative

Purchaser

[Signed]
AEROPUERTO DE CANCUN S.A. DE C.V.
ADOLFO CASTRO
Authorized Representative

[Stamp- It is hereby authorized pursuant to art. 12 of decree 2148 of 1983 and proc[illegible] in respect to the Biometric, as or[Illegible] by article 3 of Resolution 6467 of June [Illegible] of 2015 that authorizes the collection of signatures recorded or collected out of the office, without there being verification [Illegible] in the data base of the Registrar[Illegible]]

[Logo-NOTARY SIXTEEN OF THE CIRCLE OF BOGOTA, D.C. PROCEDURE OF PERSONAL PRESENTATION AND ACKNOWLEDGEMENT OF SIGNATURE AND CONTENT.

Before me, MARIA INES REY VARGAS COMMISSIONED NOTARY 16 OF BOGOTA, D.C. CASTRO RIVAS ADOLFO appeared, who identified himself with PA G22903428 and personally submitted this written document addressed to: and he additionally declared that the signature contained therein was his, and that the content is true. In accordance with Art. 68 of Decree Law 960 of 1970.

[Verify the information at: www.notariaenlinea.com WAYWJX3EVXXB5DGY- Barcode]

[bbjt6ybub6t6btg7- CDS — Bogota, D.C. 23/03/2017 at 02:59:17p.m. - MARIA INES REY VARGAS COMMISSIONED NOTARY 16 OF BOGOTA D.C]

[Signed]

[Stamp-COMMISSIONED NOTARY 16 OF BOGOTA-COAT OF ARMS-NOTARY 16-MARIA INES REY VARGAS]
[Signed]

[Stamp-Luisa Cortes]

[Stamp- It is hereby authorized pursuant to art. 12 of decree 2148 of 1983 and proc[illegible] in respect to the Biometric, as or[Illegible] by article 3 of Resolution 6467 of June [Illegible] of 2015 that authorizes the collection of signatures recorded or collected out of the office, without there being verification [Illegible] in the data base of the Registrar[Illegible]]

[Logo-NOTARY SIXTEEN OF THE CIRCLE OF BOGOTA, D.C. PROCEDURE OF PERSONAL PRESENTATION AND ACKNOWLEDGEMENT OF SIGNATURE AND CONTENT.

Before me, MARIA INES REY VARGAS COMMISSIONED NOTARY 16 OF BOGOTA, D.C. ARANGO PAVA JOSE ROBERTO appeared, who identified himself with CC 19177325 and personally submitted this written document addressed to: and he additionally declared that the signature contained therein was his, and that the content is true. In accordance with Art. 68 of Decree Law 960 of 1970.

[Verify the information at: www.notariaenlinea.com YOF6PATWS92IX94Y - Barcode]

[qeqccx1w1xax1aqc- CDS — Bogota, D.C. 23/03/2017 at 03:01:37p.m. - MARIA INES REY VARGAS COMMISSIONED NOTARY 16 OF BOGOTA D.C]

[Signed]

[Stamp-COMMISSIONED NOTARY 16 OF BOGOTA-COAT OF ARMS-NOTARY 16-MARIA INES REY VARGAS]
[Signed]
[Stamp-Luisa Cortes]